Exhibit 99.1

Wintrust Financial Corporation
727 North Bank Lane, Lake Forest, Illinois 60045

News Release

FOR IMMEDIATE RELEASE	January 20, 2004

FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Website address: www.wintrust.com

WINTRUST FINANCIAL CORPORATION REPORTS RECORD
EARNINGS FOR FOURTH QUARTER AND YEAR;
FOURTH QUARTER NET EARNINGS UP 38%

     LAKE FOREST, ILLINOIS — Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq: WTFC) announced record quarterly net income of $10.9 million for the quarter ended December 31, 2003, an increase of $3.0 million, or 38%, over the $7.9 million recorded in the fourth quarter of 2002. On a per share basis, net income for the fourth quarter of 2003 totaled $0.52 per diluted common share, a $0.09 per share, or 21%, increase as compared to the 2002 fourth quarter total of $0.43 per diluted common share. The lower growth rate in the earnings per share as compared to net income was primarily due to the issuance of 1,377,108 additional shares of common stock at the end of September, 2003, the issuance of 670,875 shares of common stock at the beginning of October, 2003, for the acquisition of Advantage National Bancorp, Inc. and the issuance in early December, 2003, of 257,202 shares of common stock for the acquisition of Village Bancorp, Inc. The return on average equity for the fourth quarter of 2003 stood at 13.13% versus 14.24% for the fourth quarter of 2002.

     For the year ended December 31, 2003, net income totaled $38.1 million, an increase of 37% when compared to $27.9 million for the same period in 2002. On a per share basis, net income for 2003 totaled $1.98 per diluted common share, a $0.38 per share, or 24%, increase as compared to the $1.60 reported for 2002. Return on average equity for 2003 was 14.36% versus 14.76% for 2002.

     “We are very pleased with our results and progress in 2003. The Company grew total assets in 2003 by $1 billion and increased earnings per share by 24%, on the heels of $1 billion of asset growth and earnings per share growth of 26% in 2002. The Company increased shareholders’ equity by $123 million and regulatory capital by $181 million in 2003, adding significant strength to our balance sheet,” commented Edward J. Wehmer, President and Chief Executive Officer. “The fourth quarter marked a significant reduction in revenue from residential mortgage lending activity which we were able to more than offset through asset growth, the continued growth of our non-banking business, and lower variable expenses associated with the residential mortgage lending business.” Mr. Wehmer added, “The fourth quarter also marked the completion of our first bank acquisitions. We are very excited about the new markets accessible to the Company through the Advantage National Bank locations in Elk Grove Village and Roselle and the Village Bank and Trust locations in Arlington Heights and Prospect Heights. Through the efforts of each of our employees, we are comfortable with the existing range of the analysts’ earnings estimates for 2004 of $2.20 to $2.40 per share.”

     Wintrust’s key operating measures and growth rates for 2003 as compared to the prior year are shown in the table below:

	Year	Year
	Ended	Ended	% or
	December 31,	December 31,	basis point (bp)
(Dollars in thousands, except per share data)	2003	2002	Change

Net income	$38,118	$27,875	37%
Net income per common share – Diluted	$1.98	$1.60	24%
Net revenue (1)	$193,084	$158,800	22%
Net interest income	$120,492	$98,128	23%
Net interest margin (4)	3.20%	3.34%	(14	)bp
Core net interest margin (2)(4)	3.32%	3.51%	(19	)bp
Net overhead ratio (3)	1.22%	1.41%	(19	)bp
Return on average assets	0.93%	0.87%	6	bp
Return on average equity	14.36%	14.76%	(40	)bp
At end of period
Total assets	$4,747,398	$3,721,555	28%
Total loans	$3,297,794	$2,556,086	29%
Total deposits	$3,876,621	$3,089,124	25%
Total equity	$349,837	$227,002	54%
Book value per common share	$17.43	$13.19	32%
Market price per common share	$45.10	$31.32	44%
Common shares outstanding	20,066,265	17,216,270	17%

(1)	Net revenue is net interest income plus non-interest income.

(2)	Core net interest margin excludes interest expense associated with Wintrust’s Long-term Debt — Trust Preferred Securities.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

     On February 4, 2003, Wintrust completed (effective date of February 1, 2003) the acquisition of Lake Forest Capital Management Company (“LFCM”) based in Lake Forest, Illinois. LFCM has been merged into and is operating as a separate division of Wayne Hummer Asset Management Company, Wintrust’s existing asset management subsidiary. LFCM further expands our wealth management business in the Chicago metropolitan area.

     On September 26, 2003, Wintrust announced the completion of the sale of 1,377,108 common shares, including the underwriters’ over-allotment option, of common stock in connection with the Company’s underwritten public offering. The offering was priced at $35.80 per share, and all of the shares were newly issued. Net proceeds to the Company from the sale, after deducting the underwriting discount and estimated offering expenses, were approximately $46.1 million.

     On October 1, 2003, Wintrust announced the completion of its acquisition of 100% of the ownership interest of Advantage National Bancorp, Inc. (“Advantage”) in a stock merger transaction. Advantage is the parent company of Advantage National Bank that has locations in Elk Grove Village and Roselle, Illinois. Advantage National Bank is a de novo bank that began operations in January, 2001 and had total assets of approximately $113.8 million as of September 30, 2003.

     On December 5, 2003, Wintrust announced the completion (effective date of December 1, 2003) of its acquisition of 100% of the ownership interest of Village Bancorp, Inc. (“Village”) in a stock merger transaction. Village is the parent company of Village Bank and Trust–Arlington Heights (“Village Bank”) that has locations in Arlington Heights and Prospect Heights, Illinois. Village Bank began operations as a de novo bank in 1995 and had total assets of approximately $79.8 million as of November 30, 2003.

     The results of operations of LFCM, Advantage and Village are included only since their respective effective dates of acquisition in Wintrust’s 2003 results.

     Total assets rose to $4.75 billion at December 31, 2003, an increase of $1.03 billion, or 28%, compared to $3.72 billion a year ago. Total deposits as of December 31, 2003 were $3.88 billion, an increase of $787 million, or 25%, as compared to $3.09 billion at December 31, 2002. Total loans grew to $3.30 billion as of December 31, 2003, a $742 million, or 29%, increase over the $2.56 billion balance as of a year ago. Advantage,

Village and LFCM combined, contributed approximately $249 million, $199 million and $153 million of the total asset growth, total deposit growth and total loan growth, respectively.

     For the fourth quarter of 2003, net interest income totaled $33.7 million, increasing $7.5 million, or 29%, compared to the fourth quarter of 2002 and $1.8 million, or 22% on an annualized basis, over the third quarter of 2003. Average earning assets grew $833 million over the fourth quarter of 2002, a 25% increase. Loans accounted for $565 million and liquidity management assets $275 million of the total average earning asset growth compared to the fourth quarter of 2002.

     The net interest margin for the fourth quarter of 2003 was 3.21%, compared to 3.32% in the third quarter of 2003 and 3.13% in the fourth quarter of 2002. The decline in the fourth quarter was due to a lower loan to deposit ratio as certain residential mortgage related loan balances (mortgages held for sale and mortgage warehouse funding) declined by approximately $125 million and the funds were invested in lower yielding liquidity management assets. Net interest income totaled $120.5 million for all of 2003, increasing $22.4 million, or 23%, over 2002. The net interest margin for the full year of 2003 was 3.20% compared to 3.34% in 2002.

     Non-interest income totaled $72.6 million for all of 2003, increasing $11.9 million, or 20%, over the same period in 2002 and totaled $17.3 million in the fourth quarter of 2003, decreasing $891,000, or 5%, compared to the fourth quarter of 2002.

     Non-interest expense totaled $122.7 million for the full year of 2003, increasing $16.8 million, or 16%, over 2002, and totaled $31.5 million in the fourth quarter of 2003, increasing $2.0 million, or 7%, over the fourth quarter of 2002. The net overhead ratio for 2003 improved to 1.22% from 1.41% for all of 2002.

     Non-performing assets totaled $24.1 million, or 0.51% of total assets, at December 31, 2003, compared to $12.6 million, or 0.34% of total assets, at December 31, 2002 and $14.7 million, or 0.34% of total assets, at September 30, 2003. The increase in the level of non-performing assets in the fourth quarter of 2003 is attributable to a few large well collateralized credits in the process of collection. The increase is not considered to be a trend but rather the confluence of unrelated factors that are primarily related to two borrowers.

     Wintrust is a financial holding company whose common stock is traded on the Nasdaq Stock Market® (Nasdaq: WTFC). Its nine suburban Chicago community bank subsidiaries, each of which was founded as a de novo bank since December 1991, are located primarily in high income retail markets — Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Advantage National Bank in Elk Grove Village and Village Bank & Trust in Arlington Heights. The banks also operate facilities in Lake Bluff, Highland Park, Hoffman Estates, Highwood, Glencoe, Winnetka, Clarendon Hills, Western Springs, Skokie, Wauconda, Cary, McHenry, Riverside, Roselle and Prospect Heights, Illinois. Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients located primarily in the Midwest. Focused Investments LLC is a broker-dealer that provides a full range of investment solutions to clients through a network of community-based financial institutions throughout the Midwest. Wayne Hummer Asset Management Company provides money management services and advisory services to individual accounts as well as the Wayne Hummer Companies’ four proprietary mutual funds. Wayne Hummer Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.

     Currently, Wintrust operates a total of 36 banking offices and is in the process of constructing several additional branch facilities. All of the Company’s banking subsidiaries are locally managed with large local boards of directors. Wintrust Financial Corporation has been one of the fastest growing de novo bank groups in Illinois.

WINTRUST FINANCIAL CORPORATION
SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended		Year Ended
	December 31,		December 31,

(Dollars in thousands, except per share data)	2003	2002	2003	2002

Selected Financial Condition Data (at end of period):
Total assets	$4,747,398	$3,721,555
Total loans	3,297,794	2,556,086
Total deposits	3,876,621	3,089,124
Long-term debt – trust preferred securities	96,811	50,894
Total shareholders’ equity	349,837	227,002

Selected Statements of Income Data:
Net interest income	$33,669	$26,128	$120,492	$98,128
Net revenue (1)	50,970	44,320	193,084	158,800
Income before taxes	16,891	11,879	59,344	42,495
Net income	10,929	7,922	38,118	27,875
Net income per common share – Basic	0.55	0.46	2.11	1.71
Net income per common share – Diluted	0.52	0.43	1.98	1.60

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (5)	3.21%	3.13%	3.20%	3.34%
Core net interest margin (2)(5)	3.33	3.26	3.32	3.51
Non-interest income to average assets	1.51	1.98	1.76	1.89
Non-interest expense to average assets	2.74	3.21	2.98	3.30
Net overhead ratio (3)	1.23	1.23	1.22	1.41
Efficiency ratio (4)(5)	61.56	66.16	63.52	66.41
Return on average assets	0.95	0.86	0.93	0.87
Return on average equity	13.13	14.24	14.36	14.76
Average total assets	$4,558,472	$3,637,851	$4,116,618	$3,212,467
Average total shareholders’ equity	330,173	220,710	265,495	188,849
Average loans to average deposits ratio	84.6%	87.0%	86.4%	88.5%

Common Share Data at end of period:
Market price per common share	$45.10	$31.32
Book value per common share	$17.43	$13.19
Common shares outstanding	20,066,265	17,216,270
Other Data at end of period:
Allowance for loan losses	$25,541	$18,390
Non-performing assets	$24,108	$12,618
Allowance for loan losses to total loans	0.77%	0.72%
Non-performing assets to total assets	0.51%	0.34%
Number of:
Bank subsidiaries	9	7
Non-bank subsidiaries	7	7
Banking offices	36	31

(1)	Net revenue is net interest income plus non-interest income.

(2)	The core net interest margin excludes interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenues (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)
	December 31,	December 31,
(In thousands)	2003	2002

Assets
Cash and due from banks	$111,929	$105,671
Federal funds sold and securities purchased under resale agreements	56,620	151,251
Interest-bearing deposits with banks	6,228	4,418
Available-for-sale securities, at fair value	906,881	547,679
Trading account securities	3,669	5,558
Brokerage customer receivables	33,912	37,592
Mortgage loans held-for-sale	24,041	90,446
Loans, net of unearned income	3,297,794	2,556,086
Less: Allowance for loan losses	25,541	18,390

Net loans	3,272,253	2,537,696
Premises and equipment, net	156,714	118,961
Accrued interest receivable and other assets	123,063	95,852
Goodwill	48,490	25,266
Other intangible assets	3,598	1,165

Total assets	$4,747,398	$3,721,555

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$360,666	$305,540
Interest bearing	3,515,955	2,783,584

Total deposits	3,876,621	3,089,124
Notes payable	26,000	44,025
Federal Home Loan Bank advances	144,026	140,000
Subordinated notes	50,000	25,000
Other borrowings	78,069	46,708
Long-term debt — trust preferred securities	96,811	50,894
Accrued interest payable and other liabilities	126,034	98,802

Total liabilities	4,397,561	3,494,553

Shareholders’ equity:
Preferred stock	—	—
Common stock	20,066	17,216
Surplus	243,626	153,614
Common stock warrants	1,012	81
Retained earnings	92,301	56,967
Accumulated other comprehensive loss	(7,168)	(876)

Total shareholders’ equity	349,837	227,002

Total liabilities and shareholders’ equity	$4,747,398	$3,721,555

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Year Ended
	December 31,		December 31,

(In thousands, except per share data)	2003	2002	2003	2002

Interest income
Interest and fees on loans	$46,151	$41,889	$174,478	$158,314
Interest bearing deposits with banks	30	28	127	45
Federal funds sold and securities purchased under resale agreements	221	563	2,037	1,774
Securities	8,242	5,257	25,869	19,797
Trading account securities	39	43	150	165
Brokerage customer receivables	331	399	1,330	2,138

Total interest income	55,014	48,179	203,991	182,233

Interest expense Interest on deposits	17,314	18,352	67,963	70,061
Interest on Federal Home Loan Bank advances	1,513	1,489	5,932	4,954
Interest on notes payable and other borrowings	549	837	2,562	3,854
Interest on subordinated notes	704	305	2,486	305
Interest on long-term debt — trust preferred securities	1,265	1,068	4,556	4,931

Total interest expense	21,345	22,051	83,499	84,105

Net interest income	33,669	26,128	120,492	98,128
Provision for loan losses	2,597	2,986	10,999	10,321

Net interest income after provision for loan losses	31,072	23,142	109,493	87,807

Non-interest income Wealth management fees	8,202	6,503	28,871	25,229
Fees on mortgage loans sold	1,559	4,514	15,270	12,259
Service charges on deposit accounts	913	832	3,525	3,121
Gain on sale of premium finance receivables	1,441	1,124	4,911	3,374
Administrative services revenue	973	807	4,151	3,501
Net available-for-sale securities gains	5	64	642	107
Other	4,208	4,348	15,222	13,081

Total non-interest income	17,301	18,192	72,592	60,672

Non-interest expense Salaries and employee benefits	19,102	17,817	74,775	63,442
Equipment expense	2,230	1,905	7,957	7,191
Occupancy, net	1,810	1,838	7,436	6,691
Data processing	1,263	1,032	4,455	4,161
Advertising and marketing	570	649	2,215	2,302
Professional fees	777	768	3,342	2,801
Amortization of other intangible assets	192	87	640	324
Other	5,538	5,359	21,921	19,072

Total non-interest expense	31,482	29,455	122,741	105,984

Income before taxes	16,891	11,879	59,344	42,495
Income tax expense	5,962	3,957	21,226	14,620

Net income	$10,929	$7,922	$38,118	$27,875

Net income per common share – Basic	$0.55	$0.46	$2.11	$1.71

Net income per common share – Diluted	$0.52	$0.43	$1.98	$1.60

Cash dividends declared per common share	$—	$—	$0.16	$0.12

Weighted average common shares outstanding	19,794	17,194	18,032	16,334
Dilutive potential common shares	1,279	1,163	1,187	1,111

Average common shares and dilutive common shares	21,073	18,357	19,219	17,445

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS

In accordance with new SEC rules required by the Sarbanes-Oxley Act of 2002 regarding the use of financial measures and ratios not calculated in accordance with generally accepted accounting principles (“GAAP”), a reconciliation must be provided that shows these measures and ratios calculated according to GAAP and a statement why management believes these measures and ratios provide a more accurate view of performance.

Certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), core net interest margin and the efficiency ratio. Management believes that these measures and ratios provide users of the Company’s financial information a more accurate view of the performance of the interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency for comparative purposes. Other financial holding companies may define or calculate these measures and ratios differently. See the table below for supplemental data and the corresponding reconciliation to GAAP financial measures for the three month and full year periods ended December 31, 2003 and 2002.

Management reviews yields on certain asset categories and the net interest margin of the Company, and its banking subsidiaries, on a fully taxable-equivalent basis (“FTE”). In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a taxable-equivalent basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses.

Management also evaluates the net interest margin excluding the interest expense associated with the Company’s Long-term Debt – Trust Preferred Securities (“Core Net Interest Margin”). Because these instruments are utilized by the Company primarily as capital instruments, management finds it useful to view the net interest margin excluding this expense and deems it to be a more accurate view of the operational net interest margin of the Company.

	Three Months Ended		Year Ended
	December 31,		December 31,

(Dollars in thousands)	2003	2002	2003	2002

(A) Interest income (GAAP)	$55,014	$48,179	$203,991	$182,233
Taxable-equivalent adjustment – Loans	99	155	474	685
Taxable-equivalent adjustment – Liquidity management assets	57	113	236	209
Taxable-equivalent adjustment – Other earning assets	16	—	67	—

Interest income – FTE	$55,186	$48,447	$204,768	$183,127
(B) Interest expense (GAAP)	21,345	22,051	83,499	84,105

Net interest income – FTE	$33,841	$26,396	$121,269	$99,022

(C) Net interest income (GAAP) (A minus B)	$33,669	$26,128	$120,492	$98,128
Net interest income – FTE	$33,841	$26,396	$121,269	$99,022
Add: Interest expense on long-term debt – trust preferred securities	1,265	1,068	4,556	4,931

Core net interest income – FTE (1)	$35,106	$27,464	$125,825	$103,953

(D) Net interest margin (GAAP)	3.20%	3.10%	3.18%	3.31%
Net interest margin – FTE	3.21%	3.13%	3.20%	3.34%
Core net interest margin — FTE (1)	3.33%	3.26%	3.32%	3.51%
(E) Efficiency ratio (GAAP)	61.77%	66.56%	63.78%	66.79%
Efficiency ratio – FTE	61.56%	66.16%	63.52%	66.41%

(1)	Core net interest income and core net interest margin are by definition a non-GAAP measure/ratio. The GAAP equivalents are the net interest income and net interest margin determined in accordance with GAAP (lines C and D in the table).

LOANS, NET OF UNEARNED INCOME

				% Growth

				12/31/03	12/31/02
	December 31,	December 31,	December 31,	compared to	compared to
(Dollars in thousands)	2003	2002	2001	12/31/02	12/31/01

Balance:
Commercial and commercial real estate	$1,618,277	$1,320,598	$1,007,580	22.5%	31.1%
Home equity	466,812	365,521	261,049	27.7	40.0
Residential real estate	203,370	156,213	140,041	30.2	11.5
Premium finance receivables	746,895	461,614	348,163	61.8	32.6
Indirect auto loans	174,071	178,234	184,209	(2.3)	(3.2)
Tricom finance receivables	25,024	21,048	18,280	18.9	15.1
Other loans	63,345	52,858	59,157	19.8	(10.6)

Total loans, net of unearned income	$3,297,794	$2,556,086	$2,018,479	29.0%	26.6%

Mix:
Commercial and commercial real estate	49%	52%	50%
Home equity	14	14	13
Residential real estate	6	6	7
Premium finance receivables	23	18	17
Indirect auto loans	5	7	9
Tricom finance receivables	1	1	1
Other loans	2	2	3

Total loans, net of unearned income	100%	100%	100%

DEPOSITS

				% Growth

				12/31/03	12/31/02
	December 31,	December 31,	December 31,	compared to	compared to
(Dollars in thousands)	2003	2002	2001	12/31/02	12/31/01

Balance:
Non-interest bearing	$360,666	$305,540	$254,269	18.0%	20.2%
NOW	407,803	354,499	286,860	15.0	23.6
NOW — Brokerage customer deposits	338,479	231,700	—	46.1	N/M
Money market	470,849	399,441	335,881	17.9	18.9
Savings	183,394	147,669	132,514	24.2	11.4
Time certificate of deposits	2,115,430	1,650,275	1,305,112	28.2	26.4

Total deposits	$3,876,621	$3,089,124	$2,314,636	25.5%	33.5%

Mix:
Non-interest bearing	9%	10%	11%
NOW	10	11	12
NOW — Brokerage customer deposits	9	8	—
Money market	12	13	15
Savings	5	5	6
Time certificate of deposits	55	53	56

Total deposits	100%	100%	100%

N/M — Not Meaningful

As part of its strategy for integrating its February 2002 acquisition of the Wayne Hummer Companies, Wintrust sought to attract funds from the money market mutual fund balances managed by Wayne Hummer Asset Management Company into deposit accounts of the Wintrust affiliate banks. Consistent with reasonable interest rate risk parameters, the funds have been generally invested in loan production of the affiliate banks as well as other investments suitable for banks. As of December 31, 2003, approximately $338.5 million had migrated into insured bank deposits at the affiliate banks. During December 2003, the money market mutual fund managed by Wayne Hummer Asset Management Company was wound down and terminated.

NET INTEREST INCOME

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the three-month periods ended December 31, 2003 and 2002:

	For the Three Months Ended			For the Three Months Ended
	December 31, 2003			December 31, 2002

(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1)(2)(8)	$947,041	$8,550	3.58%	$671,887	$5,961	3.52%
Other earning assets (2)(3)	36,857	386	4.16	44,431	442	3.95
Loans, net of unearned income (2)(4)(8)	3,193,550	46,250	5.75	2,628,503	42,044	6.35

Total earning assets (8)	$4,177,448	$55,186	5.24%	$3,344,821	$48,447	5.75%

Allowance for loan losses	(24,867)			(17,719)
Cash and due from banks	93,922			70,366
Other assets	311,969			240,383

Total assets	$4,558,472			$3,637,851

Interest-bearing deposits	$3,435,268	$17,314	2.00%	$2,726,941	$18,352	2.67%
Federal Home Loan Bank advances	144,638	1,513	4.15	140,000	1,489	4.22
Notes payable and other borrowings	75,661	549	2.88	119,105	837	2.79
Subordinated notes	50,000	704	5.51	17,391	305	6.86
Long-term debt – trust preferred securities	82,034	1,265	6.17	51,050	1,068	8.37

Total interest-bearing liabilities	$3,787,601	$21,345	2.24%	$3,054,487	$22,051	2.86%

Non-interest bearing deposits	341,586			294,152
Other liabilities	99,112			68,502
Equity	330,173			220,710

Total liabilities and shareholders equity	$4,558,472			$3,637,851

Interest rate spread (5)(8)			3.00%			2.89%
Net free funds/contribution (6)	$389,847		0.21	$290,334		0.24

Net interest income/Net interest margin (8)		$33,841	3.21%		$26,396	3.13%

Core net interest margin (7)(8)			3.33%			3.26%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks and federal funds sold.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the quarters ended December 31, 2003 and 2002 were $172,000 and $268,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income includes mortgages held for sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Wintrust. Tax-equivalent net interest income for the quarter ended December 31, 2003 totaled $33.8 million, an increase of $7.4 million, or 28%, as compared to the $26.4 million recorded in the same quarter of 2002. Average loans in the fourth quarter of 2003 increased $565 million, or 21%, over the fourth quarter of 2002.

Net interest margin represents tax-equivalent net interest income as a percentage of the average earning assets during the period. For the fourth quarter of 2003 the net interest margin was 3.21%, an increase of 8 basis points when compared to the net interest margin of 3.13% in the prior year fourth quarter, and an 11 basis point decrease when compared to the net interest margin of 3.32% in the third quarter of 2003. The core net interest margin, which excludes the interest expense related to Wintrust’s Long-term Debt — Trust Preferred Securities, was 3.33% for the fourth quarter of 2003 an increase of 7 basis points when compared to the prior year fourth quarter’s core net interest margin of 3.26%.

The yield on total earning assets for the fourth quarter of 2003 was 5.24% as compared to 5.75% in 2002 and 5.44% in the third quarter of 2003. The decrease of 51 basis points from the fourth quarter of 2002 resulted primarily from the effects of demand and the market rates on loans. The fourth quarter 2003 yield on loans was 5.75%, a 60 basis point decrease when compared to the prior year fourth quarter yield of 6.35% and a 13 basis point decrease compared to the third quarter of 2003. Average loans comprised approximately 76% of total average earning assets in the fourth quarter of 2003 compared to 79% in the fourth quarter of 2002. The Company strives to maintain an average loan to average deposit ratio between 85-90%. During the fourth quarter of 2003 (compared to the third quarter of 2003), total average deposits grew $317 million while average loans grew $116 million, causing the average loan to average deposit ratio to fall below 85% to 84.6%. Certain residential mortgage related loan balances (mortgages held for sale and mortgage warehouse funding) declined by approximately $125 million during the fourth quarter, with the excess funds invested in lower yielding liquidity management assets. While the growth in earning assets of $341 million in the fourth quarter increased the volumes of net interest income, the lower ratio of loans to earning assets caused the net interest margin to be compressed. The Company continues to see healthy loan demand in non-residential mortgage related categories.

The rate paid on interest-bearing deposits declined 67 basis points to 2.00% in the fourth quarter of 2003 compared to the fourth quarter of 2002. This decrease helped improve the net interest rate spread by 11 basis points in the fourth quarter of 2003 when compared to the fourth quarter of 2002. The rate paid on interest-bearing deposits declined by 9 basis points when compared to the third quarter of 2003. The rate paid on wholesale funding, consisting of Federal Home Loan Bank of Chicago advances, notes payable, subordinated notes and other borrowings, was 4.05% in the fourth quarter of 2003 compared to 3.77% in the fourth quarter of 2002. The Company utilizes these borrowing sources to fund the additional capital requirements of the subsidiary banks, manage its capital, manage its interest rate risk position, funding at the Wayne Hummer Companies and for general corporate purposes.

The $7.4 million increase in net interest income for the fourth quarter of 2003 compared to the fourth quarter of 2002, was attributable to $6.2 million related to increased volumes and $1.2 million positive impact due to changes in rates. The $1.8 million increase in net interest income compared to the third quarter of 2003, was attributable to $2.3 million related to increased volumes and offset slightly by a $0.5 million negative impact due to changes in rates.

On a year-to-date basis, tax-equivalent net interest income for the period ended December 31, 2003 totaled $121.3 million, an increase of $22.2 million, or 22%, as compared to the $99.0 million recorded in the same period of 2002. The net interest margin was 3.20%, a decrease of 14 basis points when compared to the net interest margin of 3.34% in the prior year period. Year-to-date average loan growth of $605 million, or 26%, and year-to-date average liquidity management asset growth of $230 million, or 41%, helped offset the 7 basis point decline in interest rate spread over the last 12 months and the 7 basis point lower contribution from net free funds. The $22.2 million increase in net interest income for the full year of 2003 was attributable to $24.5 million related to increased volumes offset slightly by a $2.3 million negative impact due to changes in rates.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the years ended December 31, 2003 and 2002:

	Year Ended			Year Ended
	December 31, 2003			December 31, 2002

(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (8)	$785,894	$28,269	3.60%	$555,861	$21,825	3.93%
Other earning assets (2) (3)	38,418	1,547	4.03	54,327	2,303	4.24
Loans, net of unearned income (2) (4) (8)	2,960,188	174,952	5.91	2,355,020	158,999	6.75

Total earning assets (8)	$3,784,500	$204,768	5.41%	$2,965,208	$183,127	6.18%

Allowance for loan losses	(21,738)			(16,090)
Cash and due from banks	81,022			58,479
Other assets	272,834			204,870

Total assets	$4,116,618			$3,212,467

Interest-bearing deposits	$3,104,924	$67,963	2.19%	$2,397,391	$70,061	2.92%
Federal Home Loan Bank advances	141,196	5,932	4.20	119,041	4,954	4.16
Notes payable and other borrowings	92,175	2,562	2.78	127,244	3,854	3.03
Subordinated notes	41,849	2,486	5.94	4,384	305	6.86
Long-term debt – trust preferred securities	70,248	4,556	6.49	51,050	4,931	9.66

Total interest-bearing liabilities	$3,450,392	$83,499	2.42%	$2,699,110	$84,105	3.12%

Non-interest bearing deposits	321,735			262,888
Other liabilities	78,996			61,620
Equity	265,495			188,849

Total liabilities and shareholders equity	$4,116,618			$3,212,467

Interest rate spread (5) (8)			2.99%			3.06%
Net free funds/contribution (6)	$334,108		0.21	$266,098		0.28

Net interest income/Net interest margin (8)		$121,269	3.20%		$99,022	3.34%

Core net interest margin (7) (8)			3.32%			3.51%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks and federal funds sold.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the years ended December 31, 2003 and 2002 were $777,000 and $894,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income includes mortgages held for sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

NON-INTEREST INCOME

For the fourth quarter of 2003, non-interest income totaled $17.3 million and decreased $891,000 compared to the prior year fourth quarter. The decrease in non-interest income is primarily a result of lower fees on mortgage loans sold. Increased revenue from wealth management, an additional partial settlement related to the premium finance defalcation that occurred in 2000 and the acquisitions of LFCM, Advantage and Village helped offset the decline in fees on mortgage loans sold. The three acquisitions contributed $724,000 ($410,000 in trust and asset management, $41,000 in service charges on deposits and $273,000 in other) in the fourth quarter of 2003. Non-interest income as a percentage of net revenue decreased to 34% in the fourth quarter of 2003, down from 41% in the fourth quarter of 2002.

The following table presents non-interest income by category for the three months ended December 31, 2003 and 2002:

	Three Months Ended
	December 31,
			$	%
(Dollars in thousands)	2003	2002	Change	Change

Brokerage	$6,114	$4,954	1,160	23.4
Trust and asset management	2,088	1,549	539	34.8

Total wealth management	8,202	6,503	1,699	26.1

Fees on mortgage loans sold	1,559	4,514	(2,955)	(65.5)
Service charges on deposit accounts	913	832	81	9.8
Gain on sale of premium finance receivables	1,441	1,124	317	28.2
Administrative services revenue	973	807	166	20.6
Net available-for-sale securities gains	5	64	(59)	(92.2)
Other:
Fees from covered call options	1,815	2,281	(466)	(20.4)
Bank Owned Life Insurance	492	493	(1)	(0.2)
Premium finance defalcation – partial settlement	500	—	500	N/M
Miscellaneous	1,401	1,574	(173)	(11.0)

Total other	4,208	4,348	(140)	(3.2)

Total non-interest income	$17,301	$18,192	(891)	(4.9)

N/M = Not Meaningful

Wealth management fees are comprised of the trust and asset management revenue of Wayne Hummer Trust Company and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at the Wayne Hummer Companies (including LFCM). Wealth management fees totaled $8.2 million in the fourth quarter of 2003, a $1.7 million increase from the $6.5 million recorded in the fourth quarter of 2002. Additionally, wealth management fees increased $486,000 when compared to the third quarter of 2003, the third consecutive quarter of improvement.

Fees on mortgage loans sold include income from originating and selling residential real estate loans into the secondary market. For the quarter ended December 31, 2003, these fees totaled $1.6 million, a decrease of $3.0 million, or 65%, from the prior year fourth quarter and a $3.0 million decrease from the third quarter of 2003. As disclosed last quarter, management anticipated that the level of refinancing activity would decline significantly in the fourth quarter of 2003 if rates did not decline. The rates on mortgage loans originated and sold into the secondary market rose in the fourth quarter causing the long-running refinance boom to slow dramatically. These fees are a continuous source of revenue. However, given the current level of rates it is anticipated that they will continue at levels in 2004 similar to the fourth quarter of 2003.

Service charges on deposit accounts totaled $913,000 for the fourth quarter of 2003, an increase of $81,000, or 10%, when compared to the same quarter of 2002. This increase was mainly due to a larger deposit base and a greater number of accounts at the banking subsidiaries. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels, as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.

As a result of continued strong loan originations of premium finance receivables, Wintrust sold excess premium finance receivables volume to an unrelated third party financial institution in the fourth quarter of 2003 and recognized gains of $1.4 million related to this activity, compared with $1.1 million of recognized gains in the fourth quarter of 2002. Wintrust has a philosophy of maintaining its average loan-to-deposit ratio in the range of 85-90%. During the fourth quarter of 2003, the ratio was approximately 85%. Consistent with Wintrust’s strategy to be asset-driven and the desire to maintain our loan-to-deposit ratio in the aforementioned range, it is probable that similar sales of premium finance receivables will occur in the future.

The administrative services revenue contributed by Tricom added $973,000 to total non-interest income in the fourth quarter of 2003, an increase of $166,000 from the fourth quarter of 2002. This revenue comprises income from administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. The revenue increase over the fourth quarter of 2002 is primarily attributable to the acquisition of a competitor’s customer base in early January 2003 offset somewhat by lower fee yields due to competitive pressures in the industry. Tricom also earns interest and fee income from providing short-term accounts receivable financing to this same client base, which is included in the net interest income category.

Other non-interest income for the fourth quarter of 2003 totaled $4.2 million compared to $4.3 million in the fourth quarter of 2002. Premium income from certain covered call option transactions totaled $1.8 million in the fourth quarter of 2003 compared to $2.3 million in the same period of 2002. Management is able to effectively use the proceeds from selling covered call options to offset net interest margin compression and administers such sales in a coordinated process with the Company’s overall asset/liability management. Also included in other non-interest income is an additional $500,000 partial settlement related to the premium finance defalcation that occurred in 2000. Management does not anticipate additional settlements in the future.

For the year ended December 31, 2003, total non-interest income was $72.6 million and increased $11.9 million, or 20%, when compared to the same period in 2002. The higher level of non-interest income was comprised of increases in fees on mortgage loans sold from originating and selling residential real estate loans into the secondary market of $3.0 million, wealth management fees of $3.6 million, recognized gains related to the sale of premium finance receivables to an unrelated third party of $1.5 million, administrative services revenue contributed by Tricom of $650,000, net securities gains of $535,000, service charges on deposit accounts of $404,000 due to a higher deposit base and a larger number of accounts at the banking subsidiaries and $2.1 million of other non-interest income.

Other non-interest income was impacted by increases in premium income from certain covered call option transactions of $1.9 million and increases in the cash surrender value of Bank Owned Life Insurance (“BOLI”) of $1.1 million offset by $750,000 less recorded from partial settlements related to a non-recurring charge recorded in 2000 that was collected in the first quarter of 2002 and the fourth quarter of 2003. During the third quarter of 2002, the Company purchased $41.1 million of BOLI. The BOLI policies were purchased to consolidate existing term life insurance contracts of executive officers and to mitigate the mortality risk associated with death benefits provided for in the executives’ employment contracts. Adjustments to the cash surrender value of the BOLI policies are recorded as non-interest income.

The acquisitions of LFCM, Advantage and Village contributed $1.8 million ($1.4 million in trust and asset management, $41,000 in service charges on deposit accounts and $273,000 in other) of non-interest income for the year ended December 31, 2003.

The following table presents non-interest income by category for the years ended December 31, 2003 and 2002:

	Year Ended
	December 31,
			$	%
(Dollars in thousands)	2003	2002	Change	Change

Brokerage	$21,317	18,873	2,444	13.0
Trust and asset management	7,554	6,356	1,198	18.8

Total wealth management	28,871	25,229	3,642	14.4

Fees on mortgage loans sold	15,270	12,259	3,011	24.6
Service charges on deposit accounts	3,525	3,121	404	12.9
Gain on sale of premium finance receivables	4,911	3,374	1,537	45.6
Administrative services revenue	4,151	3,501	650	18.6
Net available-for-sale securities gains	642	107	535	500.0
Other:
Fees from covered call options	7,873	5,959	1,914	32.1
Bank Owned Life Insurance	1,952	803	1,149	143.1
Partial recovery of premium finance defalcation	500	1,250	(750)	(60.0)
Miscellaneous	4,897	5,069	(172)	(3.4)

Total other	15,222	13,081	2,141	16.4

Total non-interest income	$72,592	$60,672	11,920	19.6

NON-INTEREST EXPENSE

Non-interest expense for the fourth quarter of 2003 totaled $31.5 million and increased $2.0 million, or 7%, from the fourth quarter 2002 total of $29.5 million. The increase in non-interest expense, particularly salaries and employee benefits, over the fourth quarter of 2002, reflects the continued growth and expansion of the banks with additional branches, the growth in the premium finance business, and the addition of LFCM, Advantage and Village. The three acquisitions contributed $1.6 million ($840,000 in salaries and benefits and $725,000 in all other categories) in the fourth quarter of 2003.

The following table presents non-interest expense by category for the three months ended December 31, 2003 and 2002:

	Three Months Ended
	December 31,
			$	%
(Dollars in thousands)	2003	2002	Change	Change

Salaries and employee benefits	$19,102	$17,817	1,285	7.2
Equipment	2,230	1,905	325	17.1
Occupancy, net	1,810	1,838	(28)	(1.5)
Data processing	1,263	1,032	231	22.4
Advertising and marketing	570	649	(79)	(12.2)
Professional fees	777	768	9	1.2
Amortization of other intangibles	192	87	105	120.7
Other:
Commissions – 3rd party brokers	785	543	242	44.6
Loan expenses	417	880	(463)	(52.6)
Postage	649	553	96	17.4
Miscellaneous	3,687	3,383	304	9.0

Total other	5,538	5,359	179	3.3

Total non-interest expense	$31,482	$29,455	2,027	6.9

Salaries and employee benefits totaled $19.1 million for the fourth quarter of 2003, an increase of $1.3 million, or 7%, as compared to the prior year’s fourth quarter total of $17.8 million. This increase was primarily due to increases in salaries and employee benefit costs as a result of continued growth and expansion of the banking franchise, normal annual increases in salaries and the employee benefit costs and the salary and benefit costs of LFCM, Advantage and Village, offset by significantly lower commissions in the fourth quarter of 2003 associated with decreased mortgage loan origination activity.

The remaining categories of non-interest expense, such as occupancy costs, equipment expense, professional fees and other increased by $742,000 over the prior year fourth quarter with $725,000 of this increase directly attributable to the acquisitions of LFCM, Advantage and Village.

On a year-to-date basis non-interest expense totaled $122.7 million in 2003 and increased $16.8 million, or 16%, over 2002. The acquisitions of LFCM, Advantage and Village contributed $2.7 million of the increase. Wintrust’s net overhead ratio improved from 1.41% for 2002 to 1.22% for the year ended December 31, 2003.

The following table presents non-interest expense by category for the years ended December 31, 2002 and 2003:

	Year Ended
	December 31,
			$	%
(Dollars in thousands)	2003	2002	Change	Change

Salaries and employee benefits	$74,775	$63,442	11,333	17.9
Equipment	7,957	7,191	766	10.7
Occupancy, net	7,436	6,691	745	11.1
Data processing	4,455	4,161	294	7.1
Advertising and marketing	2,215	2,302	(87)	(3.8)
Professional fees	3,342	2,801	541	19.3
Amortization of other intangibles	640	324	316	97.5
Other:
Commissions – 3rd party brokers	3,008	2,259	749	33.2
Loan expenses	2,465	2,443	22	0.9
Postage	2,369	2,106	263	12.5
Miscellaneous	14,079	12,264	1,815	14.8

Total other	21,921	19,072	2,849	14.9

Total non-interest expense	$122,741	$105,984	16,757	15.8

The increase is predominantly due to an $11.3 million increase in salaries and employee benefits costs and the higher general operating costs associated with operating additional and larger banking offices, with $1.6 million of the increase attributable to the three acquisitions. Equipment, occupancy and data processing increases are due to the growth and expansion of the banking franchise ($403,000 of the increase in these categories attributable to the three acquisitions). The increase in amortization of other intangibles is a result of higher levels of amortizable customer list intangibles and core deposit intangibles attributable to the acquisitions of LFCM, Advantage and Village. Commissions paid to third party brokers represent the commissions paid on higher levels of revenue generated by Focused Investments through its network of unaffiliated banks.

ASSET QUALITY

Allowance for Loan Losses
A reconciliation of the activity in the balance of the allowance for loan losses for the three months and years ended December 31, 2003 and 2002 is shown as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,

(Dollars in thousands)	2003	2002	2003	2002

Balance at beginning of period	$22,760	$17,199	$18,390	$13,686
Provision for loan losses	2,597	2,986	10,999	10,321
Charge-offs:
Commercial and commercial real estate loans	948	895	2,382	1,677
Home equity loans	199	—	358	—
Residential real estate loans	—	—	—	3
Consumer and other loans	70	122	222	294
Premium finance receivables	416	802	2,558	3,680
Indirect automobile loans	180	285	937	925
Tricom finance receivables	—	—	—	10

Total charge-offs	1,813	2,104	6,457	6,589

Recoveries:
Commercial and commercial real estate loans	73	35	339	314
Home equity loans	39	—	39	—
Residential real estate loans	—	—	13	—
Consumer and other loans	61	11	40	26
Premium finance receivables	201	216	399	456
Indirect automobile loans	21	47	173	150
Tricom finance receivables	—	—	4	26

Total recoveries	395	309	1,007	972

Net charge-offs	(1,418)	(1,795)	(5,450)	(5,617)

Allowance acquired in business combinations	1,602	—	1,602	—

Balance at December 31	$25,541	$18,390	$25,541	$18,390

Annualized net charge-offs (recoveries) as a percentage of average:
Commercial and commercial real estate loans	0.22%	0.27%	0.15%	0.12%
Home equity loans	0.14	—	0.08	—
Residential real estate loans	—	—	(0.01)	—
Consumer and other loans	0.06	0.71	0.24	0.44
Premium finance receivables	0.12	0.47	0.34	0.70
Indirect automobile loans	0.37	0.52	0.45	0.42
Tricom finance receivables	—	—	(0.02)	(0.08)

Total loans, net of unearned income	0.18%	0.28%	0.18%	0.24%

Net charge-offs as a percentage of the provision for loan losses	54.60%	60.11%	49.55%	54.42%

Loans at December 31			$3,297,794	$2,556,086

Allowance as a percentage of loans at period-end			0.77%	0.72%

Past Due Loans and Non-performing Assets
The following table sets forth Wintrust’s non-performing assets at the dates indicated. The information in the table should be read in conjunction with the detailed discussion following the table.

	December 31,	September 30,	June 30,	December 31,
(Dollars in thousands)	2003	2003	2003	2002

Past Due greater than 90 days and still accruing:
Residential real estate and home equity	$—	$80	$61	$32
Commercial, consumer and other	1,024	981	2,829	3,047
Premium finance receivables	3,439	3,210	2,673	2,198
Indirect automobile loans	313	294	324	423
Tricom finance receivables	—	—	—	—

Total past due greater than 90 days and still accruing	4,776	4,565	5,887	5,700

Non-accrual loans:
Residential real estate and home equity	3,217	40	415	711
Commercial, consumer and other	9,646	3,190	2,543	1,132
Premium finance receivables	5,994	6,306	4,575	4,725
Indirect automobile loans	107	89	196	254
Tricom finance receivables	—	6	8	20

Total non-accrual	18,964	9,631	7,737	6,842

Total non-performing loans:
Residential real estate and home equity	3,217	120	476	743
Commercial, consumer and other	10,670	4,171	5,372	4,179
Premium finance receivables	9,433	9,516	7,248	6,923
Indirect automobile loans	420	383	520	677
Tricom finance receivables	—	6	8	20

Total non-performing loans	23,740	14,196	13,624	12,542

Other real estate owned	368	501	921	76

Total non-performing assets	$24,108	$14,697	$14,545	$12,618

Total non-performing loans by category as a percent of its own respective category:
Residential real estate and home equity	0.48%	0.02%	0.09%	0.14%
Commercial, consumer and other	0.63	0.28	0.35	0.30
Premium finance receivables	1.26	1.40	1.16	1.50
Indirect automobile loans	0.24	0.23	0.31	0.38
Tricom finance receivables	—	0.02	0.03	0.10

Total non-performing loans	0.72%	0.48%	0.47%	0.49%

Total non-performing assets as a percentage of total assets	0.51%	0.34%	0.35%	0.34%

Allowance for loan losses as a percentage of non-performing loans	107.59%	160.33%	156.42%	146.63%

The provision for loan losses totaled $2.6 million for the fourth quarter of 2003, a decrease of $389,000 from a year earlier. For the quarter ended December 31, 2003 net charge-offs totaled $1.4 million, down from the $1.8 million of net charge-offs recorded in the same period of 2002. On a ratio basis, annualized net charge-offs as a percentage of average loans decreased to 0.18% in the fourth quarter of 2003 from 0.28% in the same period in 2002.

On a year-to-date basis the provision for loan losses totaled $11.0 million for 2003, an increase of $678,000 over the same period last year. Net charge-offs for 2003 were $5.5 million, down from the $5.6 million of net charge-offs recorded in the same period last year. On a ratio basis, net charge-offs as a percentage of average loans decreased to 0.18% for 2003 from 0.24% in 2002.

Management believes the allowance for loan losses is adequate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon management’s assessment of the adequacy of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.

Non-performing Residential Real Estate and Home Equity

The residential real estate and home equity non-performing loan total of $3.2 million consists of credits related to three borrowers with the two largest credits in this group being $1.5 million and $1.4 million. Each of the credits is well secured and in the process of collection. Management does not expect any material losses from the resolution of any of the credits in this category.

Non-performing Commercial, Consumer and Other

The commercial, consumer and other non-performing loan category totaled $10.7 million as of December 31, 2003. The balance in this category increased $6.5 million due primarily to the addition of credits related to two different borrowers – one credit in the amount of $2.5 million that has its collateral currently under contract for sale whereby the Company would be paid in full upon the closing of the sale and one borrower relationship in the amount of $3.7 million that the Company is working closely with the borrower to resolve. Additionally, one other borrower relationship in this category totaling $1.5 million that has been listed as non-performing in prior quarters is currently expected to be resolved in the first quarter of 2004 via the sale of collateral. The remaining balance of loans in this category of non-performing loans is comprised of approximately 20 credits with no balance exceeding $700,000 individually. Although the balance of loans in this category has increased significantly in percentage terms from the prior quarter, the cause is limited to a very small number of credits. Management does not expect any material losses from the resolution of any of the credits in this category. The increase is not considered to be a trend but rather the confluence of unrelated factors that are primarily related to two borrowers.

Non-performing Premium Finance Receivables

The table below presents the level of non-performing premium finance receivables as of December 31, 2003 and 2002, and the amount of net charge-offs for the years then ended.

(Dollars in thousands)	December 31, 2003	December 31, 2002

Non-performing premium finance receivables	$9,433	$6,923
- as a percent of premium finance receivables outstanding	1.26%	1.50%
Net charge-offs of premium finance receivables	$2,159	$3,224
- annualized as a percent of average premium finance receivables	0.34%	0.70%

The level of non-performing premium finance receivables as a percent of total premium finance receivables is down from the prior year-end level and the level reported at September 30, 2003. As noted below, fluctuations in this category may occur due to timing and nature of account collections from insurance carriers. Management is comfortable with administering the collections at this level of non-performing premium finance receivables and expects that such ratios will remain at relatively low levels.

The ratio of non-performing premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for premium finance receivables it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.

Non-performing Indirect Automobile Loans

Total non-performing indirect automobile loans were $420,000 at December 31, 2003, compared to $677,000 at December 31, 2002 and $383,000 at September 30, 2003. The ratio of these non-performing loans to total indirect automobile loans was 0.24% at December 31, 2003 compared to 0.38% at December 31, 2002 and 0.23% at September 30, 2003. As noted in the Allowance for Loan Losses table, net charge-offs as a percent of total indirect automobile loans were 0.45% for the full year of 2003 compared to 0.42% in the same period in 2002. The level of non-performing and net charge-offs of indirect automobile loans continues to be below standard industry ratios for this type of lending. Due to the impact of the current economic and competitive environment surrounding this type of lending, management continues to de-emphasize, in relation to other loan categories, growth in the indirect automobile loan portfolio. Indirect automobile loans at December 31, 2003 were $174 million, down from $178 million at December 31, 2002.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements related to Wintrust’s financial performance that are based on estimates. Wintrust intends such forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, competition, or other factors that may influence the anticipated growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing, unanticipated changes in interest rates that negatively impact net interest income, lower than anticipated residential mortgage loan originations, future events that may cause unforeseen loan or lease losses, slower than anticipated development and growth of Tricom and the trust and investment business, unanticipated changes in the temporary staffing industry, the ability to adapt successfully to technological changes to compete effectively in the marketplace, competition and the related pricing of brokerage and asset management products, unforeseen difficulties in integrating the acquisitions of Advantage National Bancorp, Inc. and Village Bancorp., Inc. with Wintrust, the ability to pursue acquisition and expansion strategies and the ability to attract and retain experienced senior management. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.

# # #